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                                                                     Exhibit 4.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ANALEX CORPORATION

     Pursuant to Section 242 of the General Corporation Law of Delaware, Analex Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify, pursuant to Section 242 of the DGCL:

     FIRST: That Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended by deleting in its entirety said Article FOURTH and replacing said Article with the following:

     "FOURTH: The total number of shares of capital stock of the Corporation that the Corporation shall have authority to issue is One Hundred Million (100,000,000), of which Sixty Five Million (65,000,000) shares having a par value of $0.02 per share shall be designated as Common Stock and Thirty Five Million (35,000,000) shares having a par value of $0.02 shall be designated as Preferred Stock.

     Common Stock

     The shares of Common Stock shall be alike and equal in all respects and shall have one vote for each share. After any requirements with respect to preferential dividends, if any, on the Preferred Stock have been met, then, and not otherwise, dividends payable in cash or in any other medium may be declared by the Board of Directors and paid on the shares of Common Stock. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to number of shares of Common Stock held by them respectively.

     Preferred Stock

     The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock are as follows:

     The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors) and such resolution or resolutions shall also set forth, if applicable, with respect to each such series of Preferred Stock, the following:

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          (1)  The distinctive designation, stated value and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

          (2) The rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

          (3) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other corporation, payable in case of redemption;

          (4) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

          (5) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (6) Whether the shares of that series shall be convertible into or exchangeable for shares of capital stock of any class or any other series of Preferred Stock and, if so, the terms and conditions of such conversion or exchange including the rate of conversion or exchange, the date upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event upon or after which they shall be convertible or exchangeable, at whose option they shall be convertible or exchangeable, and the method of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

          (7) Whether the shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

          (8) Whether the issuance of any additional shares of such series, or of any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

          (9) Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualification, limitation or restriction of such series, as the Board of Directors may deem advisable and as shall

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               not be inconsistent with the provisions of this Certificate of
               Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware."

     SECOND: That the Board of Directors of the Corporation, at a meeting of the
Board of Directors on             , 2003, authorized and approved the above
                      ------------
amendment and recommended the same for approval by the stockholders of the Corporation in accordance with Section 242 of the DGCL.

     THIRD: That the stockholders of the Corporation, at a special meeting of
the stockholders on             , 2003, by a majority of the outstanding shares
                    ------------
entitled to vote thereon, authorized, ratified, and approved the above amendment, in accordance with Section 242 of the DGCL.

     The Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chief Executive Officer and attested by its
Secretary the      day of                  , 2003.
              ----        -----------------

                                              ANALEX CORPORATION


                                              By:
                                                  ------------------------------
                                                  Sterling E. Phillips, Jr.,
                                                  Chief Executive Officer


                                              ATTEST:


                                              By:
                                                  ------------------------------
                                                  Ronald B. Alexander, Secretary

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